EXHIBIT 99.1

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

Contact:	Gary Kohn	Robin Caputo
	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

CIBER ANNOUNCES CFO TRANSITION

FORMER HP FINANCIAL EXECUTIVE ASSUMES CFO ROLE

GREENWOOD VILLAGE, Colo. — March 10, 2011 — CIBER, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today announced that Peter Cheesbrough is leaving CIBER after nine years with the company to pursue his interest in participating on other public company boards.  CIBER named Claude Pumilia, a former Hewlett-Packard senior financial officer, as Chief Financial Officer effective April 4, 2011.  Cheesbrough will continue at the company through the end of April working closely with Pumilia to ensure a smooth transition of duties and responsibilities.

“This is an ideal time for Peter to pursue his personal interest now that we have our strategic and operational plans in place,” said CIBER’s Chief Executive Officer Dave Peterschmidt.  “Peter has provided sound leadership to the operational organization, was instrumental in instilling our new operating regimens and has been a strong voice on our board, for which we are all grateful.”

“This is an opportune time to transition to a CFO with deeper industry experience who will continue to drive the momentum we have started in pursuit of our objectives,” Peterschmidt added.

Cheesbrough joined CIBER’s board of directors in 2002 and has been CFO since 2007.  During his tenure with the company, he was instrumental in helping grow revenues to more than $1 billion and played a key role in CIBER becoming a global brand.  Cheesbrough also served as interim CEO from April through July last year.

“I’ve enjoyed being part of this great company over the last decade,” Cheesbrough said. “I’m proud of CIBER’s accomplishments and I am very confident in CIBER’s future based on the operational regimens and financial disciplines which we have put in place during the past nine months.”

Pumilia, 43, has held senior finance and leadership roles with CA, Inc. (formerly Computer Associates), Hewlett-Packard, and Compaq.  Pumilia’s responsibilities have included divisional CFO roles, worldwide financial and strategic planning, development and introduction of organizational disciplines and metrics to drive performance, and extensive merger and acquisition experience.  At HP, Pumilia drove double-digit revenue and profit growth in the Digital Imaging and Publishing business unit, a $3 billion division within HP.

Pumilia held positions with McKinsey & Company performing strategy and valuation assignments, with Baker & Botts, LLP representing private and public corporate clients in business transactions and with Andersen Consulting advising financial and energy clients.  Most recently, he served as Chief Financial Officer for the City and County of Denver since 2007.  As the first CFO of the City of Denver, Pumilia restructured $3 billion of publicly-traded debt and led cost-reduction efforts that closed over $300 million in deficits.  He holds a Juris Doctor degree from the University of Virginia School of Law and a BA in Economics and Managerial Studies from Rice University.

“Under Dave Peterschmidt’s leadership, CIBER has focused on creating operational regimens that deliver consistent results.  I’m excited to join the company and play a major role in achieving the full potential of its strategy,” said Pumilia.

“Throughout his career, Claude has demonstrated the ability to combine disciplined financial management with execution that both grows revenue and increases profits.  Claude gained extensive business, finance, and leadership experience coming up through the financial planning and analysis side,” said Peterschmidt.  “We are confident in his ability to continue CIBER’s commitment to financial discipline and building value for our shareholders.”

Conference Call

The company will host a conference call at 9:00 a.m. Eastern Time today.  To participate in the conference call, dial 800-299-0148 (U.S.) or +1-617-801-9711 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 61572325.  A replay of the call will be available one hour after the call ends through March 17, 2011.  To access the telephone replay, dial 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.) and use the pass code 73450443.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 8,500 employees and subcontractors and operates in 18 countries, serving clients in North America, Europe and Asia/Pacific. Annual revenue in 2010 was $1.1 billion. CIBER trades on the New York Stock exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.

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